Exhibit 99.1

Stock Yards Bancorp Announces That Clay Stinnett Will Become Chief Financial Officer of the Company as Nancy Davis Sets Retirement for April 30, 2019

Michael Newton Joins the Company as Senior Vice President and Principal Accounting Officer

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 21, 2018--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that it will promote T. Clay Stinnett (age 45), to the position of Chief Financial Officer of Stock Yards Bancorp and Stock Yards Bank & Trust Company, effective May 1, 2019. His promotion reflects the decision by Nancy B. Davis (age 63), currently Chief Financial Officer, to retire from the Company on April 30, 2019.

Commenting on the announcement, James A. (Ja) Hillebrand, Chief Executive Officer, said, "I am pleased to congratulate Clay on his advancement in our management team. The upcoming expansion of his duties and responsibilities clearly reflect his long service and dedication to Stock Yards Bancorp and his ongoing personal development, not only in the profession of accounting, but also in the strategic and day-to-day operations of the Company. We are pleased to be able to again draw on talent and capabilities within our organization as we execute our leadership succession plans.

"On behalf of all of us in the Company, I also extend our deepest appreciation to Nancy for her tireless work over the last three decades to refine and advance the quality of our financial operations," Hillebrand continued. "Her accomplishments take on special significance against the backdrop of an increasingly complex body of accounting rules and an arduous regulatory environment."

Stinnett currently serves as Executive Vice President and Chief Strategic Officer of the Company, focusing on strategic planning and corporate development, a position he has held since 2011. In this capacity, he oversees potential expansion, including new market opportunities and potential acquisitions, and evaluates the extension of the Company's product offerings. Stinnett also manages significant operating areas, several of which he will continue to oversee in addition to his new responsibilities as CFO. A CPA, Stinnett joined Stock Yards Bank & Trust in 2000 as Vice President-Finance, responsible for financial reporting, after working in public accounting with an international firm. He graduated from Transylvania University in Lexington, Kentucky, with a bachelor's degree in accounting. Stinnett also serves several community and professional organizations, including The Housing Partnership, Inc. as board chair, the Downtown Housing Assistance Fund as chair of its loan committee, and the Kentucky Society of CPAs as a committee chair. SYBT Announces that Clay Stinnett Will Become Chief Financial Officer

Davis joined the Company in 1991, was appointed Chief Financial Officer in 1993 and was named Executive Vice President in 1999. Formerly with an international accounting firm, she is a CPA and holds a bachelor's degree in accountancy from Wake Forest University. Davis is active in the community with both professional and non-profit organizations, including Junior Achievement, and she has served on the board and several committees of the Kentucky Society of CPAs and has held a committee assignment with American Society of CPAs.

In commenting on his upcoming promotion, Stinnett said, "I am excited by this opportunity to expand my role in the Company's ongoing growth and continued systems development, and I am grateful for the confidence expressed by the Company's board of directors and senior leadership team in my experience and capabilities. Most important, I appreciate the solid foundation of our accounting department that Nancy has fostered, which leaves us well positioned to adapt to the rapidly changing world of finance. I look forward to working closely with Nancy and others in the department over the next five months to ensure the smooth transition of our financial management functions."

Davis added, "Stock Yards Bank has been an important part of my life and career for almost 30 years, so it is with some sadness that I announce my decision to retire at the end of April 2019. The Company has afforded me countless opportunities to grow in my profession, for which I am very grateful. I will cherish the many memories and friends made here and hope to continue adding to those by remaining close and connected in the months and years ahead."

Hillebrand also announced that Michael B. Newton has joined the Company as Senior Vice President and Principal Accounting Officer. Newton will oversee a range of areas, including general accounting; SEC, regulatory and internal management reporting; the Company's treasury function; and budgeting. Prior to joining Stock Yards Bancorp, he served 15 years with Louisville-based Republic Bank & Trust Company, most recently as Vice President and Controller, where he oversaw accounting-related functions for the $5.3 billion publicly traded bank. He began his career with an international accounting firm, where he served as senior supervising auditor on financial statement audits of various Kentucky SEC banking engagements. Newton has a bachelor's degree in accounting from Bellarmine University in Louisville, Kentucky.

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.3 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. For more information about Stock Yards Bancorp, visit the Company's website at www.syb.com.

CONTACT:
Nancy B. Davis
Executive Vice President and
Chief Financial Officer
(502) 625-9176